EXHIBIT 99.3

McMoRan Exploration Co. Announces

Sale of an Additional $25,000,000 of

5¼% Convertible Senior Notes due 2011,

Resulting in a Total Sale of $140,000,000

NEW ORLEANS, LA, October 4, 2004 – McMoRan Exploration Co. (NYSE: MMR) announced today that the initial purchasers of McMoRan’s private placement of 5¼% convertible senior notes due October, 2011 have exercised their option to purchase an additional $25 million of the notes, resulting in a total sale of $140 million.  Net proceeds from the notes are expected to total approximately $134 million, of which approximately $22 million will be used to purchase U.S. government securities held in escrow to pay the first six semi-annual interest payments due during the next three years.  McMoRan intends to use the remaining net proceeds from this offering for drilling its near-term oil and gas prospects, for continuing its efforts to develop the Main Pass Energy HubTM project, and for working capital requirements and general corporate purposes.  The closing date for the offering is scheduled for October 6, 2004.

As previously announced, the convertible notes have an interest rate of 5¼ percent and are convertible into shares of common stock at $16.575 per share, representing a 30 percent premium over the $12.75 per share price at which McMoRan is selling 6.2 million shares of its common stock in a previously announced public offering.

The notes are being offered only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933.  The notes and the common stock issuable upon conversion of the notes will not be registered under the Securities Act of 1933 or the securities law of any other jurisdiction.  Unless they are registered, the notes may be offered and sold only in transactions that are exempt from registration under the Securities Act of 1933 or the securities laws of any other jurisdiction.  This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes.

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